Exhibit 10.12

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY (Adopted Effective as of October 12, 2018, as Amended May 20, 2021 and November 4, 2021)

This Non-Employee Director Compensation Policy (this “Policy”) of YETI Holdings, Inc. (the “Company”) shall be effective as of the Company’s initial public offering of its common stock (“IPO”). Following the IPO, each member of the Board of Directors (the “Board”) of the Company who is not also serving as an employee of the Company or any of its subsidiaries (each such non-employee member, a “Director”) will receive the following compensation for his or her Board service in the period that begins on the later of (i) the date of an IPO or (ii) the date the Director is elected or appointed to the Board and ends on the date of the first annual meeting of the Company’s stockholders at which directors are elected (the “First Annual Meeting”) following such date.  Unless and until changed by the Board, this Policy will also apply to periods of Director service after the First Annual Meeting.

Annual Cash Compensation

Absent a deferral election (described below in “Deferral of Director Compensation”), the cash compensation amounts set forth below are payable in equal quarterly installments, in arrears on the last day of each fiscal quarter in which the service occurred (each, a “Quarter”).  For any partial Quarter of service, the applicable quarterly amount will be pro-rated based on days in service.  All amounts are vested at payment.

1.Annual Board Service Retainer:

a.All Directors: $75,000

2.Annual Chair Service Fee:

a.Non-Executive Chair of Board: $80,000
b.Lead or Presiding Director of the Board (if any): $40,000
c.Chair of the Audit Committee: $20,000
d.Chair of the Compensation Committee: $15,000
e.Chair of the Nominating & Governance Committee: $10,000
f.Chair of Special Committee (e.g., strategic transactions, investigations, key employee searches): to be determined when Special Committee established

3.Annual Committee Member (non-Chair members) Service Fee:

a.Audit Committee: $10,000
b.Compensation Committee: $7,500
c.Nominating & Governance Committee: $5,000
d.Special Committee: $7,500

Equity Compensation

Any equity compensation granted to Directors will be granted under the Company’s 2018 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”).  Any equity granted will be subject to the limitation in the Plan on the number of awards that can be granted in a calendar year to any one individual or director and the terms of the applicable award agreement between the applicable Director and the Company.

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IPO Restricted Stock Unit Grant:  Absent a deferral election (described below in “Deferral of Director Compensation”), each Director serving on the Board on the date that the Company prices its common stock (the “Pricing Date”) will be granted, automatically and without further action by the Board, on the later to occur of (i) the Pricing Date and (ii) the date that the Form S-8 registration statement related to the Plan becomes effective, an award of restricted stock units for a number of shares equal to (1) $120,000, divided by (2) the price at which a share of the Company’s common stock is initially offered to the public in the IPO, rounded down for any partial shares (the “IPO Grant”).  The IPO Grant will vest in full in one installment on the earlier to occur of (i) the first anniversary of the date of the IPO, and (ii) immediately prior to the Company’s First Annual Meeting, subject to the Director’s continued service through such vesting date.

Annual Restricted Stock Unit Grant:  Absent a deferral election (described below in “Deferral of Director Compensation”), as of the date of each annual meeting of the Company’s stockholders following the IPO (including the First Annual Meeting, each an “Annual Meeting”), or on a pro-rata basis as of a Director’s initial election or appointment to the Board following the IPO, each Director will be granted, automatically and without further action by the Board, an award of restricted stock units for a number of shares equal to (1) $120,000, divided by (2) the Market Value per Share (as defined in the Plan) on the date of grant, rounded down for any partial share (the “Annual Grant”).  The Annual Grant will vest in full in one installment on the earlier to occur of (i) the first anniversary of the grant date, and (ii) immediately prior to the Company’s next following Annual Meeting, subject to the Director’s continued service through such vesting date.

Deferral of Director Compensation

Directors may elect to defer all or part of the compensation provided hereunder into deferred stock units, which will be issued and will vest as described below. Deferred stock units will be settled in shares of the Company’s common stock on the earlier of (1) the date specified in the Director’s deferral election form and (2) the six-month anniversary of the Director’s cessation of service on the Board. The definitive terms regarding any deferred stock units described herein will be set forth in a deferred stock unit award agreement and an accompanying deferral election form completed by the Director. Deferral elections described in this Policy shall be made in such manner as prescribed by the Company in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. During any period of deferral, Directors will accrue dividend equivalents on their deferred stock units as dividends are paid on shares of the Company’s common stock.

    Deferral of Annual Cash Compensation by Directors in Service on the Pricing Date: Directors serving on the Board on the Pricing Date may elect to defer all or part of the annual cash retainer, or chair or committee cash fees, that would be earned between the Pricing Date and the next Annual Meeting into deferred stock units. Such deferred stock units (if any) shall be issued on the later to occur of (i) the Pricing Date and (ii) the date that the Form S-8 registration statement related to the Plan becomes effective. As a result of such Director’s election to defer all or part of such cash compensation into deferred stock units, the deferred stock units will vest, subject to the Director’s continued service on the Board through the applicable vesting date, on the earlier to occur of (1) the first anniversary of the IPO, and (2) immediately prior to the Company’s First Annual Meeting, and will be settled in shares of the Company’s common stock in accordance with the Director’s deferral election, as noted above. The number of deferred stock units any such Director is entitled to receive will be determined based upon the dollar amount of the fees elected to be received in deferred stock units and the price at which a share of the Company’s common stock is initially offered to the public in the IPO, rounded down for any partial shares.

    Deferral of Annual Cash Compensation by Directors Following the Pricing Date: As of the date of each Annual Meeting, or on a pro rata basis as of the date of a Director’s initial election or appointment to the Board, Directors may elect to defer all or part of the annual cash retainer, or chair or committee cash fees, that would be earned between such date and the next Annual Meeting (the “Service Period”) into deferred stock units. Such deferred stock units would be issued on the first day of the Service Period on the basis of the Market Value per Share on the date of grant, rounded down for any partial shares. The deferred stock units will vest at the earlier of (i) the first anniversary of the date of grant or (ii) at the next following Annual Meeting, subject to the Director’s continued service on the Board through the applicable vesting date, and will be settled in shares of the Company’s common stock in accordance with the Director’s deferral election, as noted above.

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Deferral of Equity Compensation: Directors may elect to defer all or part of the grant of restricted stock units, including any grant of restricted stock units made in connection with the IPO, into deferred stock units, which will vest on the same basis as the applicable Director’s restricted stock unit would vest, and will be settled in shares of the Company’s common stock in accordance with the Director’s deferral election, as noted above.

Expense Reimbursement

All of our Directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board or any of the committees of the Board.

Company Products

Similar to employees, directors are entitled to a discount to the suggested retail price of certain Company products. The Company believes that providing directors access to this program serves a business purpose by expanding the directors’ knowledge of the Company’s business and providing a branding opportunity.

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